                                                             EXHIBIT 99.d(ii)(X)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of January 1, 2003 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and Morgan Stanley Investment Management Inc. (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated July 31, 2000 (the "Agreement"), and they desire to amend this Agreement as provided herein;

      Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Amendment.

            a. Section 3 of the Agreement is hereby deleted and replaced with the following:

                  "3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s)."

            b. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of Jnaury 1, 2003 (attached hereto).

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

      3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 1st day of January, 2003.

MORGAN STANLEY                              AMR INVESTMENT SERVICES, INC.
INVESTMENT MANAGEMENT INC.

By:                                         By:
    ----------------------------------          --------------------------------
    Name:                                       William F. Quinn
    Title:                                      President

Address:                                    Address:
1221 Avenue of the Americas                 4151 Amon Carter Blvd., MD 2450
New York, NY  10020                         Ft. Worth, TX  76155
Attn: Stefanie Chang                        Attn: William F. Quinn
Fax: (212) 762-7326                         Fax: (817) 963-3902

                                   Schedule A
                                     to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Morgan Stanley Investment Management Inc.

      AMR Investment Services, Inc. shall pay compensation to Morgan Stanley Investment Management Inc. pursuant to section 3 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the Emerging Markets Fund (the "Fund") based on the following calculation:

      (a) 1.10% on the first $100 million in Combined Assets, 0.90% on the next $50 million in Combined Assets, 0.80% on the next $50 million in Combined Assets, plus 0.70% on Combined Assets above $200 million, multiplied by

      (b)   the ratio of the Fund's assets over the Combined Assets.

      For purposes of the above calculation, the "Combined Assets" shall include, (i) the assets of the Fund, (ii) the employee benefit plan assets of American Airlines, Inc., an affiliate of the Manager, managed by the Investment Manager in Emerging Markets Portfolio(s) pursuant to an Investment Manager Agreement dated July 31, 2000, and (iii) the assets of the American Airlines, Inc. Pilots Variable Benefits Trust invested in the Morgan Stanley Dean Witter Investment Management Emerging Markets Trust, a commingled trust vehicle sponsored and managed by the Investment Manager, pursuant to an Adoption Agreement dated September 30, 1994.

      In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc. also under management by the Investment Manager.

      If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of January 1, 2003

MORGAN STANLEY                              AMR INVESTMENT SERVICES, INC.
INVESTMENT MANAGEMENT, INC.

By:                                         By:
    ----------------------------------          --------------------------------
    Name:                                       William F. Quinn
    Title:                                      President